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                                                                  EXHIBIT (A)(9)

PRESS RELEASE - FOR IMMEDIATE RELEASE

IFS Americas, Inc. Acquires 97% of Effective Management Systems, Inc. in Cash Tender Offer

TUCSON, ARIZONA, OCTOBER 18, 1999 - IFS Americas, Inc. ("IFS") (a Delaware corporation) today announced that its wholly-owned subsidiary, IFS Acquisition, Inc., has accepted for payment and made arrangements to pay for approximately 97% of the outstanding shares of common stock of Effective Management Systems, Inc. (OTC: EMSI) ("EMS" or the "Company") at a price of $4.50 per share.

IFS's tender offer for all of the outstanding shares of EMS common stock at $4.50 per share expired at 5:00 p.m., New York City time on October 15, 1999. Based on a preliminary count, 4,981,224 shares were tendered (including 15,861 shares tendered by guaranteed delivery) and have been accepted for payment in accordance with the terms of the offer.

Mr. Terje Vangbo, President and CEO of IFS said "with the successful completion of the tender offer, we can begin to strengthen IFS's position in the U.S., while providing IFS with the additional infrastructure necessary to keep pace with its rapid growth. We are extremely pleased that this transaction has been highly welcomed by customers, suppliers and the EMS organization."

As soon as practicable, IFS Acquisition, Inc. will merge with and into EMS, making EMS a subsidiary of IFS, and each share not previously purchased in the tender offer will be converted into the right to receive $4.50 in cash.

ABOUT EFFECTIVE MANAGEMENT SYSTEMS

Effective Management Systems, Inc., with headquarters in Milwaukee, Wisconsin, is a provider of Enterprise Resource Planning (ERP) and Manufacturing Execution System (MES) software that helps companies optimize their manufacturing operations and coordinate those operations with all aspects of their business. EMS customers quickly and affordably integrate their entire enterprises to reduce lead times, increase throughput, improve customer service, and maintain their competitive positions. From small, single-location companies to mid-size manufacturing companies with multiple plants and relatively complex business management needs, over 21 years, EMS has delivered pre-integrated, comprehensive solutions within its TCM(TM) (Time Critical Manufacturing) software suite to over 800 discrete manufacturing facilities in the U.S., Canada, Europe and Asia.

EMS's Intercim Division, based in Minneapolis, specializes in providing factory-floor manufacturing-software solutions to Fortune 500 companies, including Boeing Co. and Eastman Kodak Co., with complex production challenges. Intercim has been providing information-management solutions for more than 15 years and has over 700 installations worldwide.

ABOUT IFS AND IFS APPLICATIONS

Industrial & Financial Systems, IFS AB, develops and supplies IFS
Applications(TM), which is a complete Enterprise Resource Planning (ERP) system for business processes in medium-to large-sized companies. It covers manufacturing, distribution, financials, maintenance management, resource management, engineering and the front office.

The IFS business concept is to increase the freedom of action and competitiveness of companies by offering


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standardized business systems based on leading technologies.

IFS Applications is one of the first business systems in the market developed entirely using a component-based architecture, which means that it can be readily adapted to the needs of individual customers. This comprehensive, web-enabled solution ties front and back offices together, creating a true backbone for e-commerce.

IFS is the world's fastest-growing company in the ERP and maintenance software market. The company has 2,500 employees and its products are sold in 34 countries around the world. Some of the more than 1,600 major customers include Volvo, NEC, Akzo Nobel, Caterpillar, Saab, Nikon, Kimball, AlliedSignal, Ericsson, International Paper, Sundstrand Corporation and Rover Group.

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INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release, including, without limitation, statements containing the words "believes," "expects," and words of similar import, constitute "forward-looking" statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following; recent poor financial results, financial covenants and limitations, lack of liquidity, recent restructuring of the Company, dependence on principal products, the Company's relationship with Baan, dependence on third party software, dependence on key employees, new products and technical change, intellectual property and property rights, variability of quarterly operating results, limited back log, competition, expansion plans, and control by management. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. IFS and EMS disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

IFS Applications(TM) is a trademark of IFS Industrial & Financial Systems, IFS AB. EMS, TCM, and FACTORYnet are trademarks or registered trademarks of Effective Management Systems, Inc. or its subsidiaries. All other referenced company or product names are trademarks or registered trademarks of their respective owners.

FOR ADDITIONAL INFORMATION, CONTACT:

TERJE VANGBO, PRESIDENT & CEO
IFS, INC.
847/995-9600 phone
847/995-9607 fax
tvangbo@ifsna.com
http://www.ifsab.com


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